UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

Endurance Specialty Holdings Ltd.
 (Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 278-0440

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 22, 2010, Endurance Specialty Holdings Ltd. (“Endurance”) adopted a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate the continuing repurchase of its ordinary shares in accordance with Endurance’s existing share repurchase authorization. As previously announced, in November 2009 Endurance’s Board of Directors approved the repurchase through open market and privately negotiated purchases under the Company’s share repurchase program of a total of up to 8 million ordinary shares. The share repurchase program is authorized to continue through November 4, 2011 and supersedes the Company’s previously existing share repurchase program.

Endurance’s Rule 10b5-1 trading plan provides that a broker selected by Endurance has the authority to repurchase ordinary shares at prevailing market prices on the New York Stock Exchange and in privately negotiated transactions pursuant to the terms and limitations specified in the plan. The Rule 10b5-1 trading plan will allow Endurance’s broker to repurchase ordinary shares on behalf of Endurance during Endurance’s prohibited trading period in connection with Endurance’s second quarter 2010 earnings release, to the extent such purchases are permitted pursuant to Regulation M under the Exchange Act. There can be no assurance that any ordinary shares will be repurchased by Endurance either through its Rule 10b5-1 trading plan or otherwise.

Endurance may suspend or terminate its Rule 10b5-1 trading plan at any time, so long as the suspension or termination is made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, or other applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 23, 2010

By:    /s/ John V. Del Col
Name: John V. Del Col
Title:  General Counsel & Secretary